Exhibit 99.1

Recovery Energy, Inc.
CONTACT:
MDC GROUP
INVESTOR RELATIONS: DAVID CASTANEDA
414-540-9701
MEDIA RELATIONS: SUSAN ROUSH
818-222-8330

Recovery Energy Reports Second Quarter Financial Results

Denver, CO, August 17, 2010 – Recovery Energy, Inc. (OTCBB: RECV) an independent oil and gas exploration and production company which commenced operations in 2010, today provided an update on its operations and reported its financial results for the three months and six months periods ended June 30, 2010.

Year to date the company has completed 6 separate property acquisitions that now comprise 21 producing wells with approximately 700 BOE per day and 83,000 net acres in the Denver-Julesburg (DJ) Basin. The company has numerous conventional targets in the “D” sand, “J” sand, Codell, Greenhorn, and Paleozoic formations that provide near-term, lower-risk drilling inventory. In addition, the company has significant exposure to the emerging Niobrara oil shale resource play through its long-term leasehold position that is in close proximity to current horizontal drilling activity. The company is in the process of connecting its first drilled well, the State Bradbury 13-36 located in Arapahoe County, CO. The well was tested in the “J” sand at an initial production rate of approximately 805 mcf of gas per day and 20 barrels of condensate per day. The company operates and owns a 62.5% working interest in the well. The company has also spud the first of two additional wells that will be drilled to the “J” sand formation, one in Laramie County, WY and the other in Banner County, NE with results expected in the third quarter.

2010 Operations Highlights
June	DJ Basin acreage acquisition
April - June	$25 million equity financing
April	Stateline Field acquisition
March	Palm Field acquisition
January	Wilke Field acquisition

Financial Results:
Total Revenue for the second quarter ended June 30, 2010 was $5,194,849.  The company reported a second quarter net loss attributable to common stockholders of ($3,196,779) or ($0.13) per share.  The net loss attributable to common stockholders for the second quarter 2010 includes non-cash expenses of approximately $3.9 million comprised of $1.5 million of amortization expense related to deferred financings cost, and $2.5 million of non-cash compensation expense as well as other corporate start-up expenses. A comparison against the company’s operations for the comparable 2009 period was not meaningful as its current operations commenced in 2010.

During the quarter ended June 30, 2010, average daily net production was 659 BOPD net and net oil sales were $4,157,757 with the average oil price received $70.13 per barrel.

For the six months period ended June 30, 2010, Total Revenue was $5,685,200. The company reported a net loss attributable to common stockholders of ($6,017,492) or ($0.32) per share.  The net loss attributable to common stockholders for the six months period ended June 30, 2010 include non-cash expenses of approximately $6.5 million comprised of $2.0 million of amortization expense related to deferred financings cost, and $4.5 million of non-cash compensation expense as well as other corporate start-up expenses.  A comparison against the company’s operations for the comparable 2009 period were not meaningful as its current operations commenced in 2010.

Cash flow from operations: During the three and six months periods  ended June 30, 2010, net cash provided by operating activities was $1,913,423 and $1,718,092, respectively.

Recovery Energy, Inc. is a Denver, Colorado based oil & gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin.

(Financial table follows.)

	Three months ended June 30,		Six months ended	March 6, 2009 (inception) through
	2010	2009	June 30, 2010	June 30, 2009

Revenue
Oil sales	$4,157,757	$-	$4,780,352	$-
Operating fees	1,688	-	2,813	-
Realized gain on hedges	272,829	-	272,829	-
Price risk management activities	762,575	-	629,206	-

Total Revenues	5,194,849	-	5,685,200	-

Costs and expenses
Production costs	224,111	-	345,988	-
Production taxes	485,424	-	520,911	-
General and administrative (includes non-cash expense of $2.5 million and $4.5 million for the three and six month periods ending June 30, 2010)	3,068,698	200	5,412,019	200
Depreciation, depletion and amortization	2,209,496	-	2,441,413	-

Total costs and expenses	5,987,729	200	8,720,331	200

Loss from operations	(792,880)	(200)	(3,035,131)	(200)

Unrealized gain on Lock-up	8,858	-	24,067	-
Interest expense (includes non-cash deferred financing cost amortization expense of $1.5 million and $2.0 million for the three and six month periods ending June 30, 2010)	(2,412,757)	-	(3,006,428)	-

NET LOSS	$(3,196,779)	$(200)	$(6,017,492)	$(200)

Net loss per common share
Basic and diluted	$(0.13)		$(0.32)

Weighted average shares outstanding:
Basic and diluted	25,451,688		18,619,320

The accompanying notes are an integral part of these consolidated financial statements; please refer to the company’s current report on Form 10-Q filed on August 16, 2010 with the Securities and Exchange Commission.

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its various properties and targeted properties, (2) the expected production and revenue from its various properties and targeted properties, (3) estimates regarding the reserve potential of its various properties and targeted properties and (4) the expected production and revenue from the Company’s anticipate acquisitions. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance the continued exploration and drilling operations on its various properties and targeted properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties and targeted properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and Current Reports on Form 8-K filed in 2010. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.